Exhibit 4.1

21ST CENTURY FOX AMERICA, INC.,

Company,

TWENTY-FIRST CENTURY FOX, INC.,

Guarantor

and

U.S. BANK NATIONAL ASSOCIATION

(as successor to STATE STREET BANK AND TRUST COMPANY

and THE FIRST NATIONAL BANK OF BOSTON),

Trustee

SEVENTEENTH SUPPLEMENTAL INDENTURE

Dated as of October 22, 2018

Amending and Supplementing the Indenture

Dated as of January 28, 1993

Senior Securities

SEVENTEENTH SUPPLEMENTAL INDENTURE, dated as of October 22, 2018 (this “Seventeenth Supplemental Indenture”), among 21st Century Fox America, Inc., a Delaware corporation (formerly known as News America Incorporated) (the “Company”), with its principal office located at 1211 Avenue of the Americas, New York, NY 10036, Twenty-First Century Fox, Inc., a Delaware corporation (formerly known as News Corporation) (the “Guarantor”), and U.S. Bank National Association (as successor to State Street Bank Trust Company and The First National Bank of Boston), a national banking association, as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of January 28, 1993 (the “Original Indenture”), among the Company, the guarantors named therein and the Trustee, which provided for the issuance from time to time of the Company’s senior debt securities to be issued in one or more series as provided therein. (The Original Indenture, as supplemented by the First Supplemental Indenture, dated as of March 24, 1993 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of April 8, 1993, the Third Supplemental Indenture, dated as of May 20, 1993, the Fourth Supplemental Indenture, dated as of May 28, 1993, the Fifth Supplemental Indenture, dated as of July 21, 1993, the Sixth Supplemental Indenture, dated as of January 25, 1994, the Seventh Supplemental Indenture, dated as of February 4, 1994, the Eighth Supplemental Indenture, dated as of May 12, 1994, the Ninth Supplemental Indenture, dated as of August 1, 1995, the Tenth Supplemental Indenture, dated as of March 2, 2000, the Eleventh Supplemental Indenture, dated as of February 14, 2001, the Twelfth Supplemental Indenture, dated as of June 27, 2003, the Thirteenth Supplemental Indenture, dated as of November 12, 2004, the Fourteenth Supplemental Indenture, dated as of March 14, 2005, the Fifteenth Supplemental Indenture, dated as of March 21, 2005 and the Sixteenth Supplemental Indenture, dated as of May 23, 2007, is referred to herein as the “Indenture”.) Capitalized terms used herein and not otherwise defined herein have the meanings ascribed thereto in the Indenture.

RECITALS:

WHEREAS, the Company, the Guarantor and the Trustee are parties to the Indenture, pursuant to which the Company’s 8.875% Senior Debentures due 2023, 7.750% Senior Debentures due January 2024, 7.750% Senior Debentures due February 2024, 9.500% Senior Debentures due 2024, 8.500% Senior Debentures due 2025 and 8.450% Senior Debentures due 2034 (collectively, the “Notes”) were issued;

WHEREAS, $1,140,000,000 aggregate principal amount of Notes is outstanding as of the date hereof;

WHEREAS, Section 802 of the Original Indenture provides that, with the written consent of the Holders of not less than a majority in principal amount of the Notes then outstanding, the Company and the Guarantor, when authorized by a Board Resolution, and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Notes under the Indenture (subject to certain exceptions);

WHEREAS, the Company and the Guarantor desire and have requested the Trustee to join with the Company and the Guarantor in entering into this Seventeenth Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 802 of the Original Indenture;

WHEREAS, TWDC Holdco 613 Corp. (“New Disney”), on behalf of the Company, has been soliciting consents to this Seventeenth Supplemental Indenture upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement (herein so called) of New Disney dated October 5, 2018 and the related Letter of Transmittal and Consent (which together, including any amendments, modifications, or supplements thereto, govern the “Consent Solicitations” for the Notes);

WHEREAS, (1) the Company has received the consent of the Holders of not less than a majority in principal amount of the outstanding Notes, all as certified by the exchange agent, Global Bondholder Services Corporation, as set forth in the attached Exhibit A, delivered to the Trustee simultaneously with the execution and delivery of this Seventeenth Supplemental Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Seventeenth Supplemental Indenture an Opinion of Counsel and an Officer’s Certificate relating to this Seventeenth Supplemental Indenture, as contemplated by Section 117 and Section 803 of the Original Indenture;

WHEREAS, the Indenture is subject to the provisions of the United States Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of the Indenture and this Seventeenth Supplemental Indenture shall, to the extent applicable, be governed by such provisions; and

WHEREAS, the Company and the Guarantor have duly authorized the execution and delivery of this Seventeenth Supplemental Indenture and have done all things necessary to make this Seventeenth Supplemental Indenture a valid agreement in accordance with its terms.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

The parties hereto agree, as follows:

ARTICLE ONE

ORIGINAL INDENTURE

SECTION 101. Effect of Original Indenture.

Except as specifically provided in this Seventeenth Supplemental Indenture, the Original Indenture, as heretofore supplemented and amended, shall remain in full force and effect.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201. Amendments to the Indenture.

(a) All Sections within Article Seven of the Indenture are hereby deleted and replaced in their entirety by the following:

“SECTION 701. When the Company may Merge.

The Company shall not consolidate with or merge with or into any person (other than its Wholly Owned Subsidiary), or permit any person (other than its Wholly Owned Subsidiary) to merge with or into the Company unless:

(a) The Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged (the “surviving entity”) shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and this Indenture, and this Indenture remains in full force and effect and the surviving entity shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia; and

(b) immediately before and immediately after giving effect to such transaction, no Event of Default and no Default shall have occurred and be continuing.

In connection with any consolidation or merger contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger and the supplemental indenture in respect thereto comply with this Section 701 and that all conditions precedent herein provided for relating to such transactions have been complied with.

SECTION 702. Successor Substituted.

Upon any consolidation or merger in accordance with the foregoing, the successor formed by such consolidation or into which the Company is merged, shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture with the same effect as if such successor had been named as the Company therein; and thereafter, the Company shall be discharged and released from all obligations and covenants under this Indenture and the Securities. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor person and such discharge and release of the Company.”

(b) Section 902 of the Indenture is hereby deleted and replaced in its entirety by the following:

“SECTION 902. Reports.

The Company shall comply with the provisions of TIA Section 314(a) to the extent applicable.”

(c) The Indenture is hereby amended by deleting the following Sections and Articles of the Indenture and all references and definitions to the extent solely related thereto in their entirety and replacing each such Section or Article with “[Intentionally Omitted]”:

(i) Section 908 of the Original Indenture (as re-designated as Section 906 of the Indenture by the First Supplemental Indenture) (Limitation on Liens);

(ii) Section 909 of the Original Indenture (as re-designated as Section 907 of the Indenture by the First Supplemental Indenture) (Guarantees by Restricted Subsidiaries);

(iii) Article Twelve (Guarantees); and

(iv) Article Thirteen (Change of Control).

SECTION 202. Release of Guarantor.

The following entity is hereby eliminated as a Guarantor under the Indenture:

Name	Jurisdiction of Incorporation
Twenty-First Century Fox, Inc.	Delaware

SECTION 203. Amendments to Notes.

The Notes are hereby amended to delete or modify all provisions inconsistent with the amendments to the Indenture effected by this Seventeenth Supplemental Indenture, subject to the second sentence of Section 302 below.

ARTICLE THREE

MISCELLANEOUS

SECTION 301. Effect of Headings.

The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

SECTION 302. Governing Law.

Subject to the following sentence, this Seventeenth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws. This Seventeenth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

SECTION 303. Counterparts.

This Seventeenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 304. Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Seventeenth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and the Guarantor and not of the Trustee.

SECTION 305. Effectiveness.

This Seventeenth Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this Seventeenth Supplemental Indenture shall become operative only upon the completion and settlement of the Consent Solicitations and the related Exchange Offers (as defined in the Offering Memorandum and Consent Solicitation Statement), with the result that the amendments to the Indenture effected by this Seventeenth Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such Consent Solicitations and related Exchange Offers are terminated or withdrawn prior to completion or settlement. The Company shall promptly notify the Trustee if the Company shall determine that such closing will not occur.

SECTION 306. Endorsement and Change of Form of Notes.

Any Notes authenticated and delivered after the close of business on the date that this Seventeenth Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company with a notation as follows:

“Effective as of October 22, 2018, certain restrictive covenants of 21st Century Fox America, Inc., the guarantee provided by Twenty-First Century Fox, Inc. and the reporting covenant of 21st Century Fox America, Inc. have been eliminated or limited, as provided in the Seventeenth Supplemental Indenture, dated as of October 22, 2018. Reference is hereby made to such Seventeenth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

IN WITNESS WHEREOF, the parties hereto have caused this Seventeenth Supplemental Indenture to be duly executed as of the day and year first above written.

21st Century Fox America, Inc.

By	/s/ Janet Nova
	Name:	Janet Nova
	Title:	Executive Vice President and Deputy General Counsel

Twenty-First Century Fox, Inc., as Guarantor

By	/s/ Janet Nova
	Name:	Janet Nova
	Title:	Executive Vice President and Deputy Group General Counsel

U.S. Bank National Association, as Trustee

By	/s/ Karen Beard
	Name:	Karen Beard
	Title:	Vice President